Exhibit 99.1

News Release

BOARDWALK ANNOUNCES FOURTH QUARTER 2015 RESULTS
AND QUARTERLY DISTRIBUTION OF $0.10 PER UNIT
HOUSTON, February 8, 2016 -- Boardwalk Pipeline Partners, LP, (NYSE:BWP) announced today that it has declared a quarterly cash distribution per common unit of $0.10 ($0.40 annualized) payable on February 25, 2016, to unitholders of record as of February 18, 2016.
The Partnership also announced its results for the fourth quarter and year ended December 31, 2015, which included the following items:

•
Operating revenues of $326.8 million for the quarter and $1,249.2 million for the year ended December 31, 2015, a 7% increase and a 1% increase from $304.6 million and $1,233.8 million in the comparable 2014 periods;

•
Net income attributable to controlling interests of $65.6 million for the quarter and $222.0 million for the year ended December 31, 2015, a 78% increase and a 5% decrease from $36.8 million and $233.6 million in each of the comparable 2014 periods;

•
Earnings before interest, taxes, depreciation and amortization (EBITDA) of $189.1 million for the quarter and $722.2 million for the year ended December 31, 2015, a 19% increase and a 5% increase from $158.7 million and $687.6 million in the comparable 2014 periods; and

•
Distributable cash flow of $105.1 million for the quarter and $413.3 million for the year ended December 31, 2015, a 1% decrease and an 8% decrease from $106.7 million and $449.4 million in the comparable 2014 periods.

Compared with the fourth quarter of 2014, the Partnership’s operating revenues and EBITDA were favorably impacted by additional revenues resulting from the Gulf South rate case, the return to service of the Evangeline pipeline system and the impact from the recently completed growth projects. Although Net Income and EBITDA increased 78% and 19% for the fourth quarter compared to the comparable 2014 period, distributable cash flow was relatively flat, primarily attributable to an increase in maintenance capital and a change in the timing of interest payments resulting from the issuance and retirement of debt during the year.

For the full year 2015, the Partnership’s operating revenues and EBITDA were impacted by the items discussed above and the receipt of insurance proceeds related to a business interruption claim at Boardwalk Louisiana Midstream, offset by the relatively normal 2015 winter season compared to the unusually cold and sustained winter of 2014. Operating expenses were primarily impacted by increased maintenance activities and the October 2014 Evangeline acquisition. The 2014 period results included an impairment charge related to the terminated Bluegrass Project.

Capital Program
Growth capital expenditures were $232.0 million and maintenance capital expenditures were $142.5 million for the year ended December 31, 2015.

Exhibit 99.1

Conference Call

The Partnership has scheduled a conference call for February 8, 2016, at 9:30 a.m. Eastern time to review the quarterly results, current market conditions and distribution amount. The earnings webcast may be accessed via the Boardwalk website at www.bwpmlp.com. Please access the website at least 10 minutes before the event begins to register and download and install any necessary audio software. Those interested in participating in the question and answer session of the conference call should dial (855) 793-3255 for callers in the U.S. or (631) 485-4925 for callers outside the U.S. The Conference ID number to access the call is 20355677.

Replay
An online replay will be available on the Boardwalk website immediately following the call.

Exhibit 99.1

Non-GAAP Financial Measures - EBITDA and Distributable Cash Flow
The Partnership uses non-GAAP measures to evaluate its business and performance, including EBITDA and distributable cash flow. EBITDA is used as a supplemental financial measure by management and by external users of the Partnership's financial statements, such as investors, commercial banks, research analysts and rating agencies, to assess the Partnership's operating and financial performance, ability to generate cash and return on invested capital as compared to those of other companies in the midstream portion of the natural gas and natural gas liquids industry. Distributable cash flow is used as a supplemental financial measure by management and by external users of the Partnership's financial statements to assess the Partnership's ability to make cash distributions to its unitholders and general partner.

EBITDA and distributable cash flow should not be considered alternatives to net income, operating income, cash flow from operating activities or any other measure of financial performance or liquidity presented in accordance with generally accepted accounting principles (GAAP). EBITDA and distributable cash flow are not necessarily comparable to similarly titled measures of another company.
Tax Notification
This release is intended to be a qualified notice under Treasury Regulation Section 1.1446-4(b). Brokers and nominees should treat 100% of Boardwalk’s distributions to foreign investors as being attributable to income that is effectively connected with a United States trade or business. Accordingly, Boardwalk’s distributions to foreign investors are subject to federal income tax withholding at the highest applicable tax rate.
About Boardwalk
Boardwalk Pipeline Partners, LP (NYSE: BWP) is a midstream master limited partnership that provides transportation, storage, gathering and processing of natural gas and liquids for its customers. Additional information about the Partnership can be found on its website at www.bwpmlp.com.

Exhibit 99.1

BOARDWALK PIPELINE PARTNERS, LP
CONDENSED CONSOLIDATED STATEMENTS OF INCOME
(Millions, except per unit amounts)
(Unaudited)

	For the Three Months Ended December 31		For the Year Ended December 31,
	2015	2014	2015	2014
Operating Revenues:
Transportation	$289.0	$276.2	$1,091.1	$1,065.1
Parking and lending	3.5	1.9	11.4	23.3
Storage	20.7	19.4	81.3	89.5
Other	13.6	7.1	65.4	55.9
Total operating revenues	326.8	304.6	1,249.2	1,233.8
Operating Costs and Expenses:
Fuel and transportation	21.3	26.7	99.3	124.7
Operation and maintenance	60.8	61.1	209.5	194.8
Administrative and general	36.3	35.9	130.4	125.0
Depreciation and amortization	81.3	77.7	323.7	288.7
Asset impairment	0.3	1.5	0.4	10.1
Net gain on disposal of operating assets	(0.3)	—	(0.5)	(1.1)
Taxes other than income taxes	20.7	21.2	90.6	93.5
Total operating costs and expenses	220.4	224.1	853.4	835.7
Operating income	106.4	80.5	395.8	398.1
Other Deductions (Income):
Interest expense	42.2	44.4	176.4	165.5
Interest income	(0.1)	(0.2)	(0.4)	(0.6)
Equity (earnings) losses in unconsolidated affiliates	—	(0.4)	—	86.5
Miscellaneous other income, net	(1.4)	(0.2)	(2.7)	(0.5)
Total other deductions	40.7	43.6	173.3	250.9
Income before income taxes	65.7	36.9	222.5	147.2
Income taxes	0.1	—	0.5	0.4
Net income	65.6	36.9	222.0	146.8
Net earnings (loss) attributable to noncontrolling interests	—	0.1	—	(86.8)
Net income attributable to controlling interests	$65.6	$36.8	$222.0	$233.6
Net Income per Unit:
Net income per common unit	$0.26	$0.15	$0.87	$0.94
Weighted-average number of common units outstanding	250.3	243.3	248.8	243.3
Cash distribution declared and paid to common units	$0.10	$0.10	$0.40	$0.40

Exhibit 99.1

The following table presents a reconciliation of the Partnership's EBITDA and distributable cash flow to its net income, the most directly comparable GAAP financial measure, for each of the periods presented (in millions):

	For the Three Months Ended December 31		For the Year Ended December 31,
	2015	2014	2015	2014
Net income attributable to controlling interests	$65.6	$36.8	$222.0	$233.6
Income taxes	0.1	—	0.5	0.4
Depreciation and amortization	81.3	77.7	323.7	288.7
Interest expense	42.2	44.4	176.4	165.5
Interest income	(0.1)	(0.2)	(0.4)	(0.6)
EBITDA	189.1	158.7	722.2	687.6
Less:
Cash paid for interest, net of capitalized interest	33.1	25.4	170.6	153.0
Maintenance capital expenditures	50.0	27.5	142.5	91.4
Base gas capital expenditures	—	—	—	14.7
Add:
Proceeds from legal settlement	—	—	6.2	6.3
Bluegrass Project impairment, net of noncontrolling interest	—	—	—	10.0
Other (1)	(0.9)	0.9	(2.0)	4.6
Distributable Cash Flow	$105.1	$106.7	$413.3	$449.4

(1)	Includes other non-cash items, such as asset impairments, the net gain on sale of operating assets and the related proceeds and the equity component of allowance for funds used during construction.

Exhibit 99.1

BOARDWALK PIPELINE PARTNERS, LP
NET INCOME PER UNIT RECONCILIATION
(Unaudited)

The following table provides a reconciliation of net income and the assumed allocation of net income to the common units for purposes of computing net income per unit for the three months ended December 31, 2015, (in millions, except per unit data):

	Total	Common Units	General Partner and IDRs
Net income	$65.6
Declared distribution	25.6	$25.1	$0.5
Assumed allocation of undistributed net income	40.0	39.2	0.8
Assumed allocation of net income attributable to limited partner unitholders and general partner	$65.6	$64.3	$1.3
Weighted-average units outstanding		250.3
Net income per unit		$0.26

The following table provides a reconciliation of net income and the assumed allocation of net income to the common units for purposes of computing net income per unit for the three months ended December 31, 2014, (in millions, except per unit data):

	Total	Common Units	General Partner and IDRs
Net income	$36.9
Less: Net income attributable to noncontrolling interests	0.1
Net income attributable to controlling interests	36.8
Declared distribution	24.7	$24.2	$0.5
Assumed allocation of undistributed net income	12.1	11.8	0.3
Assumed allocation of net income attributable to limited partner unitholders and general partner	$36.8	$36.0	$0.8
Weighted-average units outstanding		243.3
Net income per unit		$0.15

The following table provides a reconciliation of net income and the assumed allocation of net income to the common units for purposes of computing net income per unit for the year ended December 31, 2015, (in millions, except per unit data):

	Total	Common Units	General Partner and IDRs
Net income	$222.0
Declared distribution	102.2	$100.2	$2.0
Assumed allocation of undistributed net income	119.8	117.4	2.4
Assumed allocation of net income attributable to limited partner unitholders and general partner	$222.0	$217.6	$4.4
Weighted-average units outstanding		248.8
Net income per unit		$0.87

Exhibit 99.1

The following table provides a reconciliation of net income and the assumed allocation of net income to the common units for purposes of computing net income per unit for the year ended December 31, 2014, (in millions, except per unit data):

	Total	Common Units	General Partner and IDRs
Net income	$146.8
Less: Net loss attributable to noncontrolling interests	(86.8)
Net income attributable to controlling interests	233.6
Declared distribution	99.2	$97.2	$2.0
Assumed allocation of undistributed net income	134.4	131.7	2.7
Assumed allocation of net income attributable to limited partner unitholders and general partner	$233.6	$228.9	$4.7
Weighted-average units outstanding		243.3
Net income per unit		$0.94

SOURCE:    Boardwalk Pipeline Partners, LP

INVESTOR CONTACTS:
Molly Ladd Whitaker, 866-913-2122
Director of Investor Relations and Corporate Communications
ir@bwpmlp.com
or
Jamie Buskill, 713-479-8082
Senior VP, Chief Financial and Administrative Officer and Treasurer

MEDIA CONTACT:
Joe Hollier, 713-479-8670
Manager of Corporate Communications
joe.hollier@bwpmlp.com